 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #78 to the Registration Statement on Form N-1A of American Pension Investors Trust and to the use of our report dated March 28, 2019 on the financial statements and financial highlights of Yorktown Growth Fund, Yorktown Capital Income Fund, Yorktown Short Term Bond Fund, Yorktown Multi-Asset Income Fund, Yorktown Master Allocation Fund, Yorktown Small Cap Fund and Yorktown Mid Cap Fund, each a series of American Pension Investors Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 30, 2019